Exhibit 5.3

[Lionel Sawyer & Collins Letterhead]

June 3, 2011

Atkore International Holdings Inc.

16100 South Lathrop Avenue

Harvey, Illinois 60426

Ladies and Gentlemen:

We have acted as special Nevada counsel to Unistrut International Corporation, a Nevada corporation, and Atkore International (NV) Inc. (formerly known as Tyco International (NV) Inc.), a Nevada corporation (together, the “Nevada Subsidiaries”) in connection with the Atkore International Holdings Inc. (the “Company”) Registration Statement on Form S-4 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to $410,000,000 aggregate principal amount of Atkore International, Inc.’s (the “Issuer”) 9.875% Senior Secured Notes due 2018 (the “Exchange Notes”) and the accompanying guarantees (each a “Guarantee” and collectively, the “Guarantees”) to be issued in exchange for a like principal amount of the Issuer’s outstanding 9.875% Senior Secured Notes due 2018 (the “Old Notes”).

The Old Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture dated as of December 22, 2010 (the “Indenture”), as amended by the First Supplemental Indenture dated as of December 22, 2010 (the “Supplemental Indenture”) among the Company, the Guarantors (as defined therein), the other parties named therein, and Wilmington Trust FSB, as trustee and note collateral agent (the “Trustee”).

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of

(i)            the Indenture;

(ii)           the Supplemental Indenture (items (i) and (ii), together, the “Documents”);

(iii)          the articles of incorporation and bylaws of each of the Nevada Subsidiaries;

(iv)          resolutions of the boards of directors of the Nevada Subsidiaries related to the transactions evidenced by the Documents adopted by unanimous consent; and

(v)           certificates of Good Standing for each of the Nevada Subsidiaries issued by the Secretary of State of the State of Nevada.

We have also examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion.  We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Documents.

We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

The phrase “to the best of our knowledge” means to our Actual Knowledge as Actual Knowledge is defined in the Legal Opinion Accord of the ABA Section of Business Law (1991).

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             Each Nevada Subsidiary (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nevada and (b) has all requisite corporate power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Documents to which it is a party.

2.             The execution, delivery and performance by the Nevada Subsidiaries of the  Documents, and the consummation of the transactions described therein, are within the Nevada Subsidiaries’ corporate power and have been duly authorized by all necessary corporate action.

3.             Each of the Documents to which it is a party has been duly executed and delivered by each Nevada Subsidiary.

4.             The execution and delivery by each of the Nevada Subsidiaries of the Documents and the performance by each of the Nevada Subsidiaries of its obligations thereunder, will not conflict with, constitute a default under or violate (i) any of the terms, conditions, or provisions of the articles of incorporation or bylaws of a Nevada Subsidiary, (ii) any Nevada law or regulation, or (iii) to the best of our knowledge, any judgment, writ, injunction, decree, order, or ruling of any court or governmental authority binding on the Nevada Subsidiary.

5.             No consent, approval, waiver, license, or authorization or other action by or filing with any Nevada governmental authority is required on the part of the Nevada Subsidiaries in connection with the consummation by the Nevada Subsidiaries of the transactions contemplated to be performed pursuant to the Documents or the performance by the Nevada Guarantors of their obligations thereunder.

The opinions expressed herein are limited to the laws of the State of Nevada, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.  Debevoise & Plimpton LLP is hereby authorized to rely on this letter for purposes of the opinions it is giving in connection with the Registration Statement.

Very truly yours,

/s/ Lionel Sawyer & Collins

Lionel Sawyer & Collins